As filed with the Securities and Exchange Commission on August 29, 2012
Registration No. 333-182319

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Kandi Technologies, Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0363723
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Hu Xiaoming, Chief Executive Officer
Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas Wardell, Esq.
Jeffrey Li, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street, NE, Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated	Accelerated	Non-accelerated filer [ ]	Smaller reporting
filer [ ]	filer [ ]	(Do not check if a smaller reporting	company [X]
company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share	2,354,212	$2.65	$6,238,661.80	$714.95
TOTAL				$714.95(3)

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of Common Stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.65, the average of the high and low reported sales prices of the Registrant's Common Stock on the NASDAQ Global Market on June 19, 2012.

(3)	Previously Paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 29, 2012

Kandi Technologies, Corp.

2,354,212 Shares
of
Common Stock
__________________________________

This prospectus relates to the resale, from time to time, of up to 2,354,212 shares of our Common Stock, par value $0.001, which may be offered and sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus.

The selling stockholders will receive all of the net proceeds from the sale of Common Stock offered hereby. The selling stockholders may resell the shares of Common Stock offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. We will not receive any proceeds from the sale of these shares by the selling stockholders, but we will bear all costs, fees, and expenses in connection with the registration of the shares of Common Stock offered by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock offered for resale through this prospectus.

The selling stockholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the selling stockholders and the times and manner in which they may offer or sell shares of our Common Stock, see “Selling Stockholders” or “Plan of Distribution.”

Our Common Stock is quoted on the NASDAQ Global Market under the symbol “KNDI.” On August 24, 2012, the last reported sale price for our Common Stock on the NASDAQ Global Market was $4.31 per share.

__________________________________

Investing in shares of our Common Stock involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

__________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2012.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	3
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF COMMON STOCK	4
DESCRIPTION OF PREFERRED STOCK	5
SELLING STOCKHOLDERS	5
INCOME TAX CONSIDERATIONS	7
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	12
EXPERTS	12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	12
WHERE YOU CAN FIND MORE INFORMATION	13

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement, as amended, we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold in one or more offerings using this prospectus from time to time as described in the “Plan of Distribution.”

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

Unless the context otherwise requires, the terms “KNDI,” “the Company,” “we,” “us,” and “our” in this prospectus each refer to Kandi Technologies, Corp., our subsidiaries, and our consolidated entities. “China” and the “PRC” refer to the People’s Republic of China.

PROSPECTUS SUMMARY

The Company

We were incorporated under the laws of the State of Delaware on March 31, 2004. On August 13, 2007, we changed our name from Stone Mountain Resources, Inc. to Kandi Technologies, Corp. Headquartered in the Zhejiang Province, we are one of China’s leading producers and manufacturers of popular off-road vehicles, including go-karts and a variety of other specialty vehicles, including all-terrain vehicles and specialized utility vehicles for the PRC and global export markets. In connection with our strategic objective of becoming a world leader in electric vehicles manufacturing and related services, we have increased our focus on fuel efficient vehicles, including the all-electric mini-car, the COCO LSV, with a particular focus on expanding our domestic market share in China.

Our Business

Our primary business is designing, developing, manufacturing, and commercializing all-terrain vehicles (“ATVs”), go-karts, and specialized automobiles, such as electric vehicles (“EVs”) for the PRC and the global markets.

Our products include off-road vehicles (e.g., ATVs, utility vehicles (“UTVs”), go-karts, etc.), motorcycles, refitted cars, and super-mini-cars.

	Year Ended December 31,
	2011		2010
	Units	Revenue	Units	Revenue
ATVs	9,958	$4,850,425	5,868	$3,716,893
Super-Mini-Cars	1,077	6,253,517	1,618	6,800,000
Go-Karts	25,757	22,923,669	28,366	25,434,803
UTVs	1,198	2,696,106	2,270	4,839,256
Three-Wheeled Motorcycles	782	1,592,770	917	2,089,348
Refitted Cars	70	1,860,661	-	-
Total	38,842	$40,177,148	39,039	$42,880,300

Our current business is primarily conducted through our wholly-owned subsidiaries, Continental Development Limited, including Continental Development Limited’s wholly-owned subsidiary, Zhejiang Kandi Vehicles Co., Ltd., and Zhejiang Kandi Vehicles Co., Ltd.’s subsidiaries, Jinhua Three Parties New Energy Vehicles Service Co., Ltd., Jinhua Kandi New Energy Vehicles Co., Ltd. and Yongkang Scrou Electric. Co., Ltd.

Jinhua Three Parties New Energy Vehicles Service Co., Ltd. was formed by a joint venture among the State Grid Power Corporation, Tianneng Power International, Inc. and Zhejiang Kandi Vehicles Co., Ltd. The joint venture established the first Chinese electric super-mini automobile battery replacement service provider. We own a 30% ownership interest in Jinhua Three Parties New Energy Vehicles Service Co., Ltd.

Jinhua Kandi New Energy Vehicles Co., Ltd. was formed as a joint venture between Zhejiang Kandi Vehicles Co., Ltd. and Mr. Xiaoming Hu, our CEO and Chairman of our Board of Directors. Kandi New Energy Vehicles Co., Ltd. was established to comply with Chinese regulations that provide that a foreign investor can have no more than 50% ownership interest in an automobile manufacturing company located in China whose primary objective is to sell automobiles in China. In connection with complying with these regulations, Mr. Hu, a Chinese citizen, and Zhejiang Kandi Vehicles Co., Ltd., a foreign investment entity, each own 50% of Kandi New Energy Vehicles Co., Ltd. Zhejiang Kandi Vehicles Co., Ltd. made its capital contribution in kind, and Mr. Hu made his capital contribution in cash, using proceeds from a loan made by Zhejiang Kandi Vehicles Co., Ltd.

Mr. Hu’s equity interest in Kandi New Energy Vehicles Co., Ltd. has been placed in escrow and trust with Zhejiang Kandi Vehicles Co., Ltd. Therefore, Zhejiang Kandi Vehicles Co., Ltd. effectively controls 100% of Kandi New Energy Vehicles Co., Ltd. All of the profits of Kandi New Energy Vehicles Co., Ltd. will be distributed to Zhejiang Kandi Vehicles Co., Ltd.

Transaction Exempt From Registration Under The Securities Act: Selling Stockholders

As part of our acquisition and growth strategy, and to increase our operational efficiencies, on February 13, 2012, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with KO NGA Investment Limited (“KO NGA”) and the following stockholders of KO NGA: Gao Shuping, Zheng Xiujin, Hu Qikun, Xu Wenge, Luo Xiansong, Li Qiaohong, and Wang Yingxiong (the “KO NGA Shareholders,” and, together with KO NGA, hereinafter referred to as the “Selling Stockholders”). The Exchange Agreement contained customary representations and warranties and customary closing conditions, including, but not limited to, the following: (i) each party obtaining all necessary consents and approvals; (ii) KO NGA’s delivery of certain financial statements; and (iii) the successful completion of any and all divestitures required of KO NGA. Breaches of the representations and warranties were, and continue to be, subject to customary indemnification provisions.

Following satisfaction of the closing conditions, the transaction contemplated by the Exchange Agreement closed on April 25, 2012, and, as such, KO NGA became a wholly-owned subsidiary of the Company. Pursuant to the terms of the Exchange Agreement, the Selling Stockholders exchanged an aggregate of 253 shares of KO NGA, representing 100% of the issued and outstanding shares of KO NGA, for a total of 2,354,212 shares of our Common Stock, representing an aggregate exchange purchase price of approximately $7,952,524. The purchase price was primarily derived from the value of KO NGA’s indirect, wholly-owned operating entity, Yongkang Scrou Electric. Co., Ltd. and based upon a valuation report by an independent, third-party valuation firm. The 2,354,212 shares of our Common Stock issued to the Selling Stockholders pursuant to the Exchange Agreement, and covered by this registration statement, were issued to non-U.S. persons (as such term is defined in Regulation S) in an offshore private placement transaction exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

As a result of the transactions contemplated by the Exchange Agreement, which were completed on April 25, 2012, the KO NGA Selling Stockholders acquired shares of our Common Stock. We are registering the Common Stock covered by this prospectus to satisfy our obligations under the Exchange Agreement.

Our Corporate Information

We are headquartered in the Zhejiang Province in China. Our principal executive offices are located at Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China, Post Code 321016, and our telephone number at this location is +86-579-82239856. Our website address is www.en.chinakandi.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These risks could materially affect our business, results of operation or financial condition and affect the value of our Common Stock. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

The audit report included in our annual report, which is incorporated by reference herein, is prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board (“PCAOB”) and, as such, you do not have the benefit of such inspection.

Our independent registered public accounting firm, Albert Wong & Co., issues the audit reports included in our annual reports filed with the SEC. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditors are required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor performs audit work in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of PRC authorities, our auditor, like other independent registered public accounting firms located in Hong Kong that perform work in the PRC, is not currently inspected by the PCAOB. Inspections of other firms that the PCAOB has conducted outside of the PRC have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors operating in the PRC makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of the PRC that are subject to PCAOB inspections, which may cause investors to lose confidence in our reported financial information and procedures and the quality of our financial statements.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the Selling Stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock offered by this prospectus. The Selling Stockholders will receive all of the proceeds. We will pay all costs, fees and expenses incurred in connection with the registration of the shares of our Common Stock covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Certificate of Incorporation and Amended and Restated Bylaws, which have been filed with and are publicly available from the SEC

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

DESCRIPTION OF COMMON STOCK

As of August 24, 2012, there were 29,941,134 shares of our Common Stock outstanding, held by approximately nineteen (19) stockholders of record.

Our Common Stock is currently traded on the NASDAQ Global Market under the symbol “KNDI.”

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. Corporate Stock Transfer is the registrar and transfer agent of our Common Stock.

All issued and outstanding shares of Common Stock are fully paid and nonassessable. Shares of our Common Stock that may be offered for resale, from time to time, under this prospectus will be fully paid and nonassessable.

Delaware Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

                 before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

                 upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

                 at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation authorized at a meeting of stockholders by the affirmative vote of the holders of 66 ⅔% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation's outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Presently, we have not opted out of this provision.

DESCRIPTION OF PREFERRED STOCK

As of August 24, 2012, no shares of preferred stock had been issued or were outstanding.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations, or restrictions with respect to each class or series of such class without further vote or action by the stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

SELLING STOCKHOLDERS

We have agreed to register 2,354,212 shares of our Common Stock which are beneficially owned by the Selling Stockholders.

On February 13, 2012, we entered into the Exchange Agreement with the Selling Stockholders, previously defined herein as KO NGA, Gao Shuping, Zheng Xiujin, Hu Qikun, Xu Wenge, Luo Xiansong, Li Qiaohong, and Wang Yingxiong. The Exchange Agreement contained customary representations and warranties and customary closing conditions, including, but not limited to, the following: (i) each party obtaining all necessary consents and approvals; (ii) KO NGA’s delivery of certain financial statements; and (iii) the successful completion of any and all divestitures required of KO NGA. Breaches of the representations and warranties were, and continue to be, subject to customary indemnification provisions.

Following satisfaction of the closing conditions, the Exchange Agreement closed on April 25, 2012, and, as such, KO NGA became a wholly-owned subsidiary of the Company. Pursuant to the terms of the Exchange Agreement, the Selling Stockholders exchanged an aggregate of 253 shares of KO NGA, representing 100% of the issued and outstanding shares of KO NGA, for a total of 2,354,212 shares of our Common Stock, representing an aggregate exchange purchase price of approximately $7,952,524. The purchase price was primarily derived from the value of KO NGA’s indirect, wholly-owned operating entity, Yongkang Scrou Electric. Co., Ltd. and based upon a valuation report by an independent, third-party valuation firm. The 2,354,212 shares of our Common Stock issued to the Selling Stockholders pursuant to the Exchange Agreement, and covered by this registration statement, were issued to non-U.S. persons (as such term is defined in Regulation S) in an offshore private placement transaction exempt from registration pursuant to Regulation S of the Securities Act. At the time of issuance, the Selling Stockholders acknowledged that the shares of Common Stock issued to them had not been registered under the Securities Act, and that they understood the economic risk of their investment. The 2,354,212 shares of our Common Stock issued to the Selling Stockholders represented 7.89% of the 29,799,812 issued and outstanding shares of our Common Stock immediately following the consummation of the Exchange Agreement.

As a result of the transactions contemplated by the Exchange Agreement, which were completed on April 25, 2012, KO NGA became our wholly-owned subsidiary, and the Selling Stockholders acquired shares of our Common Stock. We are registering the Common Stock covered by this prospectus to satisfy our obligations under the Exchange Agreement. We agreed to file with the SEC a registration statement covering the resale of all of the Common Stock issued to the Selling Stockholders pursuant to Rule 415(a)(iii) of the Securities Act. Per the Exchange Agreement, we must file a registration statement within 90 days of the closing date (the Exchange Agreement closed on April 25, 2012), and the registration statement must have become effective within such 90 day period or as soon as practicable thereafter.

The shares of Common Stock beneficially owned by each of the Selling Stockholders are being registered to permit public secondary trading of these securities, and the Selling Stockholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

To our knowledge, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

The following table sets forth the names of each of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each Selling Stockholder as of August 24, 2012, and the number of shares that may be offered for resale by the Selling Stockholders from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in interest of the Selling Stockholders.

The Selling Stockholders may decide to sell all, some, or none of the shares of the Common Stock listed below. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of shares of our Common Stock that any of the Selling Stockholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of Common Stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 29,941,134 shares of our Common Stock issued and outstanding on August 24, 2012.

				Number
				of Shares
	Number		Shares	of Common Stock	Percent
	of Shares	Percent	Available	To Be Owned	of Common Stock
	of Common Stock	of Common Stock	for Sale	After	to be Owned
	Owned Before	Owned Before	Under This	the Termination	After Completion
Name of Selling Stockholder	the Offering	the Offering	Prospectus	of the Offering	of the Offering
Li Qiaohong (2)	400,124	1.34%	400,124	(1)	(1)
Wang Yingxiong (3)	400,124	1.34%	400,124	(1)	(1)
Gao Shuping (4)	390,818	1.31%	390,818	(1)	(1)
Xu Wenge (5)	381,512	1.27%	381,512	(1)	(1)
Zheng Xiujin (6)	279,155	*	279,155	(1)	(1)
Luo Xiansong (7)	279,155	*	279,155	(1)	(1)
Hu Qikun (8)	223,324	*	223,324	(1)	(1)

__________________________
* Less than one percent

(1)

Because (a) the Selling Stockholders may offer all or some of the shares of our Common Stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our Common Stock is not being underwritten on a firm commitment basis, and (c) the Selling Stockholders could purchase additional shares of our Common Stock from time to time, no estimate can be given as to the number of shares or percent of our Common Stock that will be held by the Selling Stockholders upon termination of the offering.

(2)	The address of Li Qiaohong is No. 3 Build 5 Xijin Rd, Jiangnan Street, Yonkang, Zhejiang.

(3)	The address of Wang Yingxiong is No.8 Lane 40 Nanshan Rd, Nanshan Vilalage Gushan Town, Yongkang, Zhejiang.

(4)	The address of Gao Shuping is No. 33 Shangfangjian Xitian Village Longshan Town, Yongkang, Zhejiang.

(5)	The address of Xu Wenge is Room 503 No. 1166 Jiuling West Road, Xicheng Street, Yongkang, Zhejiang.

(6)	The address of Zheng Xiujin is No. 33 Xiadiankou Village Longshan Town, Yongkang, Zhejiang.

(7)	The address of Luo Xiansong is No. 24 Yanghuan Rd., Wucheng Area, Jinhua, Zhejiang.

(8)	The address of HU QIKAN is No. 3218 Jiuling East Road, Dongcheng Street, Yongkang, Zhejiang.

INCOME TAX CONSIDERATIONS

Material United States Federal Income Tax Consequences

The following is a general summary of certain material United States federal income tax consequences of the ownership and disposition of shares of our Common Stock by U.S. holders and non-U.S. holders (as defined below) covered by this prospectus.

“U.S. holders” are beneficial owners of the shares of our Common Stock that are, for United States federal income tax purposes, any of the following:

  an individual who is a citizen or resident of the U.S.;

  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, “non-U.S. holders” are beneficial owners of the shares of our Common Stock (other than entities or arrangements that are treated as partnerships for United States federal income tax purposes) that are not U.S. holders. For purposes of this discussion, “holder” means either a U.S. holder or a non-U.S. holder or both.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”) as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We cannot assure a prospective holder that a change in law will not significantly alter the tax considerations that we describe in this summary. The Code, treasury regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the IRS or any U.S. court will agree with the tax consequences described in this summary.

This summary is limited to holders that hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to the holders in light of their particular circumstances. In addition, it does not address the United States federal income tax consequences applicable to a holder that is subject to special treatment under the United States federal income tax laws. For example, it does not deal with special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, certain U.S. expatriates, dealers in securities or currencies, S corporations or other pass-through entities or tax-exempt investors among others. Further, it does not include any description of any alternative minimum tax consequences.

If a partnership holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Thus, partnerships, other pass-through entities and persons holding our Common Stock through such entities should consult their own tax advisors.

Each Selling Stockholder and prospective purchaser of our Common Stock should consult its own tax advisor concerning the particular United States federal income tax consequences to such Selling Stockholder or prospective purchaser regarding the disposition or purchase and ownership, respectively, of the Common Stock, as well as the consequences to such Selling Stockholder or prospective purchaser arising under the laws of any other taxing jurisdiction.

The Company intends to treat the share for share exchange undertaken pursuant to the Exchange Agreement as a tax-free reorganization pursuant to section 368(a) of the Code. The Company has not obtained a ruling from the IRS or a tax opinion regarding the characterization of the transaction as tax-free. Except as specifically indicated otherwise, the remainder of this discussion assumes the correctness of such treatment. The treatment of the transaction as tax-free, however, is not binding on the IRS or the courts, and there can be no assurance that the IRS would not argue, or that a court would not hold, that the transaction should be treated otherwise for U.S. federal income tax purposes. Holders are urged to consult their own tax advisors regarding the possible U.S. federal income tax consequences of the transaction.

U.S. Holders

Assuming that the Selling Stockholders’ exchange for shares of the Company’s Common Stock is a tax-free transaction under the Code as the Company intends, the material U.S. federal income tax consequences that will result to a U.S. holder are as follows:

  If a U.S. holder exchanges stock solely for shares of the Company’s Common Stock in the share exchange, such U.S. holder will not recognize gain or loss (except to the extent that cash was received in lieu of a fractional share of stock, as discussed below).

  If a U.S. holder receives cash in lieu of a fractional share of Common Stock, it will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of its adjusted basis in the shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for the shares exchanged for cash in lieu of the fractional share of Common Stock is more than one year as of the date of the transaction.

  The aggregate tax basis of any shares of Common Stock received by a U.S. holder in the share exchange will be the same as the aggregate basis of the stock exchanged in the transaction, reduced by the tax basis allocable to any fractional share of Common Stock exchanged for cash.

  The holding period of the Common Stock received by a Selling Stockholder in the transaction will include the holding period of the shares surrendered in exchange for the Common Stock.

Non-U.S. Holders

In General

Assuming that the Selling Stockholders’ exchange for shares of the Company’s Common Stock is a tax-free transaction under the Code as the Company intends, a non-U.S. holder will recognize gain in the same manner as a U.S. holder as described above under the heading “U.S. Holders.” Any gain a non-U.S. holder will recognize, generally for cash in lieu of a fractional share of Common Stock, will generally not be subject to U.S. federal income tax unless:

  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

  such gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed based of the non-U.S. holder).

If a non-U.S. holder is described in the first bullet point above, it will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If a non-U.S. holder is described in the second bullet point above, it will be subject to tax on any gain recognized at applicable U.S. federal income tax rates and, if it is treated as a corporation for U.S. federal income tax purposes, may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, which would include such gain.

The other material U.S. federal income tax consequences of the share exchange to a non-U.S. holder are generally as follows: (i) a non-U.S. holder will have an aggregate tax basis in the Common Stock received in the share exchange equal to the aggregate basis of its KO NGA shares surrendered, reduced by the tax basis allocable to any fractional share of Common Stock exchanged for cash; and (ii) the non-U.S. holder’s holding period for shares of Common Stock received in exchange for shares of KO NGA in the share exchange will include the holding period of the non-U.S. holder’s KO NGA stock exchanged for Common Stock.

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Any dividend paid to a non-U.S. holder with respect to shares of our Common Stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Common Stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the Common Stock.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition of Common Stock

Subject to the exceptions described under the heading “Non U.S. Holders – In General,” a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Common Stock.

Payments After 2012

Effective generally for payments made after December 31, 2012, a non-U.S. holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, our Common Stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the non-U.S. holder are not satisfied. If payment of such withholding taxes is required, a non-U.S. holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions made on our Common Stock to, and the proceeds from sales and other dispositions of our Common Stock by, a non-corporate holder who:

  fails to provide an accurate taxpayer identification number;

  is notified by the IRS that backup withholding is required; or

  in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing the exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders of our Common Stock are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular documents.

Failure to Qualify as a Tax-Free Reorganization

If the share exchange is not treated as a reorganization within the meaning of Section 368(a) of the Code, then (1) each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of our Common Stock and any cashed received in lieu of any fractional share of Common Stock and its tax basis in the shares surrendered therefore, and (2) each non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized unless the non-U.S. holder is described in either of the bullet points in the discussion above titled “Non-U.S. Holders – In General.”

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

PLAN OF DISTRIBUTION

The Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Stockholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Stockholders may also make sales in negotiated transactions. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  public or privately negotiated transactions;

  on the NASDAQ Global Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

  through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.
  In connection with distributions of the shares or otherwise, the Selling Stockholders may:

  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

  sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The Selling Stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. The Selling Stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of Common Stock, and if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the Selling Stockholders, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Stockholders to include the pledgee, secured party or other successors in interest of the Selling Stockholders under this prospectus.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the Selling Stockholders meet the criteria and conform to the requirements of such rule.

The Selling Stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. Neither we, nor the Selling Stockholders, can presently estimate the amount of that compensation. If any selling stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the selling stockholder and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our Common Stock.

We have agreed to indemnify the Selling Stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act, in accordance with any applicable registration rights agreements; provided, however, the Company shall not indemnify the Selling Stockholders against liabilities arising out of, or based upon, any untrue statement or omission furnished to us by the Selling Stockholders.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus will be passed upon for us by McKenna Long & Aldridge LLP.

EXPERTS

The consolidated financial statements of Kandi Technologies, Corp. and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference in the registration statement in reliance on the report of Albert Wong & Co, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

  our Annual Report on Form 10-K for the year ended December 31, 2011;

  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

  our Current Reports on Form 8-K filed on February 17, 2012, April 30, 2012, May 2, 2012, and May 2, 2012; and

  the description of our Common Stock contained in the registration statement on Form S-8, dated January 6, 2009, File No. 333-156582, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all shares of Common Stock registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
Attn: Zhu Xiaoying, Chief Financial Officer
+86-579-82239856

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the shares of Common Stock that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these shares of Common Stock that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these shares of Common Stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http:/www.sec.gov. You may also read and copy any document we file at the SEC's public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our Common Stock is listed on the NASDAQ Global Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Global Market.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of our Common Stock being registered hereby. All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$714.95
Legal fees and expenses
Accounting fees and expenses
Printing and miscellaneous expenses

Total expenses	$

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances.

Our Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. At present, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. We have purchased Directors & Officers Liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to our charter documents or the DGCL, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 16. Exhibits and Financial Schedule

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Jinhua, China on the 29th day of August, 2012.

KANDI TECHNOLOGIES, CORP.

By: /s/ Hu Xiaoming
Hu Xiaoming
Chairman of the Board of Directors, President and
Chief Executive Officer (Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hu Xiaoming	Chairman of the Board of Directors,	August 29, 2012
Hu Xiaoming	President and Chief Executive
Officer (Principal Executive Officer)

/s/ Zhu Xiaoying	Chief Financial Officer (Principal	August 29, 2012
Zhu Xiaoying	Financial Officer), Principal
Accounting Officer and Director

*	Director
Qian Jingsong		August 29, 2012

*	Director
Ni Guangzheng		August 29, 2012

*	Director
Jerry Lewin		August 29, 2012

*	Director	August 29, 2012
Henry Yu

*	Director	August 29, 2012
Chen Liming

/s/ Hu Xiaoming
Attorney in-fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Company’ s Registration Statement on Form SB-2, dated April 1, 2005; File No. 333-123735).
3.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 4.2 to the Company’s Form S-3, dated November 19, 2009; File No. 333-163222)
3.3	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Form SB-2, dated April 1, 2005; File No. 333-123735).
4.1	Common Stock Specimen (filed as Exhibit 4.1 to the Company’s Registration Statement on Form SB-2/A dated June 2, 2005; 1934 Act File No. 333-120431).
5.1	Opinion of McKenna Long & Aldridge LLP.**
10.1	Share Exchange Agreement, dated February 13, 2012, by and among, Kandi Technologies Corp., KO NGA Investment Limited and each of the shareholders of KO NGA Investment Limited (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, dated May 15, 2012).
23.1	Consent of Independent Registered Public Accounting Firm.**
23.2	Consent of McKenna Long & Aldridge LLP (included in legal opinion filed as Exhibit 5.1).**
24.1	Powers of Attorney (incorporated by reference to the Registration Statement on Form S-3 filed June 25, 2012) (Registration No. 333-182319))

** Filed herewith